Investor Contact:	Media Contact:
Paul Trussell	KeJuan Wilkins
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2022 SECOND QUARTER RESULTS

BEAVERTON, Ore., Dec. 20, 2021 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2022 financial results for its second quarter ended November 30, 2021.

•Second quarter reported revenues were $11.4 billion, up 1 percent compared to prior year and flat on a currency-neutral basis.*
•NIKE Direct sales were $4.7 billion, up 9 percent on a reported basis and up 8 percent on a currency-neutral basis.
•NIKE Brand Digital sales increased 12 percent, or 11 percent on a currency-neutral basis, led by 40 percent growth in North America.
•Gross margin increased 280 basis points to 45.9 percent.
•Diluted earnings per share for the quarter was $0.83, up 6 percent.

"NIKE's strong results this quarter provide further proof that our strategy is working, as we execute through a dynamic environment," said John Donahoe, President and CEO, NIKE, Inc. "We are now in a much stronger competitive position today than we were 18 months ago. And I want to thank our roughly 75,000 global teammates for all their work to provide consumers with the compelling new product, innovation and experiences that only NIKE can deliver."**

Second Quarter revenues were flat on a currency-neutral basis as we continue to manage the ongoing impact of supply chain challenges across the marketplace. Revenues in Greater China and APLA declined, largely due to lower levels of available inventory resulting from COVID-19 related factory closures. While closures had an impact across our portfolio, North America and EMEA delivered growth due to higher levels of in-transit inventory entering the second quarter.

Despite continued inventory constraints and supply chain challenges, NIKE Direct grew 8 percent, led by North America Direct growth of 30 percent, including record Black Friday week results. NIKE Brand Digital delivered strong revenue growth of 11 percent, led by double-digit growth in North America and APLA, partially offset by a decline in Greater China. Contributing to NIKE Direct growth was the steady normalization of owned physical retail with NIKE owned stores up 4 percent.

"Our second quarter results reflect our deep consumer connections, the continued strength of our brands and strong marketplace demand," said Matt Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. "As we navigate through short-term supply challenges, we are focused on executing our Consumer Direct Acceleration strategy to fuel our long-term financial outlook."**

Second Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 1 percent to $11.4 billion compared to the prior year and were flat on a currency-neutral basis.
◦Revenues for the NIKE Brand were $10.8 billion, flat to prior year on a currency-neutral basis, driven by NIKE Direct growth, offset by lower revenues in our wholesale business.
◦Revenues for Converse were $557 million, up 16 percent on a currency-neutral basis, led by strong performance across all channels in Europe and North America.
•Gross margin increased 280 basis points to 45.9 percent, led by margin expansion in our NIKE Direct business driven by lower markdowns, a higher mix of full-price sales and changes in foreign currency exchange rates, partially offset by lower full-price product margins largely due to increased freight and logistics costs.
•Selling and administrative expense increased 15 percent to $3.8 billion.
◦Demand creation expense was $1.0 billion, up 40 percent, primarily due to normalization of spend against brand campaigns and continued investments in digital marketing to support heightened digital demand.
◦Operating overhead expense increased 8 percent to $2.7 billion, primarily due to higher strategic technology investments and wage-related expenses.
•The effective tax rate for the quarter was 10.9 percent compared to 14.1 percent for the same period last year, due to a shift in our earnings mix and the effects of stock-based compensation.
•Net income was $1.3 billion, up 7 percent, and Diluted earnings per share was $0.83, increasing 6 percent.

November 30, 2021 Balance Sheet Review

•Inventories for NIKE, Inc. were $6.5 billion, up 7 percent compared to the prior year period, driven by elevated in-transit inventories due to extended lead times from ongoing supply chain disruptions, partially offset by strong consumer demand during the quarter.
•Cash and equivalents and short-term investments were $15.1 billion, up approximately $3.3 billion from last year, driven by strong free cash flow, partially offset by share repurchases and cash dividends.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 20 consecutive years of increasing dividend payouts. In the second quarter, NIKE returned approximately $1.4 billion to shareholders, including:
•Dividends of $437 million, up 14 percent from the prior year.
•Share repurchases of $968 million for the quarter, reflecting 6.0 million shares retired as part of the four-year, $15 billion program approved by the Board of Directors in June 2018. As of November 30, 2021, a total of 60.8 million shares have been repurchased under the program for a total of approximately $6.4 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 20, 2021, to review fiscal second quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, January 10, 2022.
About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.
(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(In millions, except per share data)	11/30/2021	11/30/2020	Change	11/30/2021	11/30/2020	Change
Revenues	$11,357	$11,243	1%	$23,605	$21,837	8%
Cost of sales	6,144	6,396	-4%	12,696	12,249	4%
Gross profit	5,213	4,847	8%	10,909	9,588	14%
Gross margin	45.9%	43.1%		46.2%	43.9%

Demand creation expense	1,017	729	40%	1,935	1,406	38%
Operating overhead expense	2,742	2,538	8%	5,396	4,836	12%
Total selling and administrative expense	3,759	3,267	15%	7,331	6,242	17%
% of revenues	33.1%	29.1%		31.1%	28.6%

Interest expense (income), net	55	70	—	112	135	—
Other (income) expense, net	(102)	54	—	(141)	40	—
Income before income taxes	1,501	1,456	3%	3,607	3,171	14%
Income tax expense	164	205	-20%	396	402	-1%
Effective tax rate	10.9%	14.1%		11.0%	12.7%

NET INCOME	$1,337	$1,251	7%	$3,211	$2,769	16%

Earnings per common share:
Basic	$0.84	$0.80	5%	$2.03	$1.77	15%
Diluted	$0.83	$0.78	6%	$1.98	$1.73	14%

Weighted average common shares outstanding:
Basic	1,582.4	1,573.0		1,582.2	1,567.4
Diluted	1,617.4	1,609.5		1,618.5	1,601.9

Dividends declared per common share	$0.305	$0.275		$0.580	$0.520

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30,	November 30,	% Change
(Dollars in millions)	2021	2020
ASSETS
Current assets:
Cash and equivalents	$10,751	$8,635	25%
Short-term investments	4,352	3,177	37%
Accounts receivable, net	3,746	3,713	1%
Inventories	6,506	6,090	7%
Prepaid expenses and other current assets	1,822	1,992	-9%
Total current assets	27,177	23,607	15%
Property, plant and equipment, net	4,812	4,959	-3%
Operating lease right-of-use assets, net	3,017	3,086	-2%
Identifiable intangible assets, net	265	270	-2%
Goodwill	242	223	9%
Deferred income taxes and other assets	3,404	2,691	26%
TOTAL ASSETS	$38,917	$34,836	12%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	—
Notes payable	9	41	-78%
Accounts payable	2,795	2,154	30%
Current portion of operating lease liabilities	462	458	1%
Accrued liabilities	5,431	6,030	-10%
Income taxes payable	160	188	-15%
Total current liabilities	8,857	8,871	0%
Long-term debt	9,417	9,410	0%
Operating lease liabilities	2,835	2,896	-2%
Deferred income taxes and other liabilities	2,884	3,019	-4%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,924	10,640	40%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$38,917	$34,836	12%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2021	11/30/2020	Change		11/30/2021	11/30/2020	Change
North America
Footwear	$2,852	$2,512	14%	13%	$6,116	$5,469	12%	12%
Apparel	1,480	1,368	8%	8%	2,910	2,493	17%	16%
Equipment	145	126	15%	16%	330	269	23%	23%
Total	4,477	4,006	12%	12%	9,356	8,231	14%	13%
Europe, Middle East & Africa
Footwear	1,806	1,731	4%	4%	3,789	3,533	7%	4%
Apparel	1,202	1,104	9%	8%	2,361	2,075	14%	11%
Equipment	134	123	9%	7%	299	260	15%	11%
Total	3,142	2,958	6%	6%	6,449	5,868	10%	7%
Greater China
Footwear	1,235	1,567	-21%	-25%	2,684	2,818	-5%	-11%
Apparel	564	681	-17%	-21%	1,040	1,159	-10%	-16%
Equipment	45	50	-10%	-15%	102	101	1%	-6%
Total	1,844	2,298	-20%	-24%	3,826	4,078	-6%	-13%
Asia Pacific & Latin America
Footwear	887	991	-10%	-8%	1,909	1,749	9%	9%
Apparel	402	432	-7%	-5%	787	733	7%	8%
Equipment	58	48	21%	22%	116	88	32%	32%
Total	1,347	1,471	-8%	-6%	2,812	2,570	9%	10%
Global Brand Divisions[2]	6	8	-25%	-5%	13	12	8%	13%
TOTAL NIKE BRAND	10,816	10,741	1%	0%	22,456	20,759	8%	6%
Converse	557	476	17%	16%	1,186	1,039	14%	11%
Corporate[3]	(16)	26	—	—	(37)	39	—	—
TOTAL NIKE, INC. REVENUES	$11,357	$11,243	1%	0%	$23,605	$21,837	8%	6%

TOTAL NIKE BRAND
Footwear	$6,780	$6,801	0%	-1%	$14,498	$13,569	7%	5%
Apparel	3,648	3,585	2%	1%	7,098	6,460	10%	8%
Equipment	382	347	10%	9%	847	718	18%	15%
Global Brand Divisions[2]	6	8	-25%	-5%	13	12	8%	13%
TOTAL NIKE BRAND REVENUES	$10,816	$10,741	1%	0%	$22,456	$20,759	8%	6%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2021	11/30/2020	Change	11/30/2021	11/30/2020	Change
North America	$1,235	$1,023	21%	$2,669	$2,325	15%
Europe, Middle East & Africa	806	660	22%	1,681	1,352	24%
Greater China	569	891	-36%	1,270	1,579	-20%
Asia Pacific & Latin America	388	424	-8%	869	704	23%
Global Brand Divisions[2]	(1,071)	(841)	-27%	(2,058)	(1,694)	-21%
TOTAL NIKE BRAND[1]	1,927	2,157	-11%	4,431	4,266	4%
Converse	132	87	52%	336	255	32%
Corporate[3]	(503)	(718)	30%	(1,048)	(1,215)	14%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,556	1,526	2%	3,719	3,306	12%
EBIT margin[1]	13.7%	13.6%		15.8%	15.1%
Interest expense (income), net	55	70	—	112	135	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,501	$1,456	3%	$3,607	$3,171	14%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company’s underlying business performance and trends. EBIT margin is calculated as EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.